EXHIBIT 99.1

ZIM

           ZIM ANNOUNCES PRELIMINARY SECOND QUARTER FINANCIAL RESULTS

OTTAWA, CANADA - OCTOBER 5, 2004 - ZIM Corporation (OTCBB: ZIMCF), a leading mobile application developer and service provider for the global two-way SMS (Short Message Service) channel, today announced preliminary financial results for its fiscal 2005 second quarter ended September 30, 2004.

ZIM expects second quarter total revenue to be approximately $3.2 million. The company expects a second quarter net loss of $0.01 per share.

"We are excited about our growth in revenues," said Dr. Michael Cowpland, ZIM's President and CEO. "I am especially pleased to see the continued growth in our messaging services, most notably premium SMS, and a continued improvement of our expense management."

ZIM's revenue growth this quarter is predominantly a result of providing messaging services to mobile content providers, including premium SMS for micro-payments. Revenue of approximately $3.2 million is comprised of approximately 91 percent from SMS applications, 7 percent from maintenance of database applications and 2 percent from software sales of database applications.

ZIM will provide its complete second quarter financials on or about November 15, 2004. All figures in US dollars.

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ABOUT ZIM

ZIM is a public company in the United States quoted on the NASDAQ owned and operated OTCBB under the ticker symbol "ZIMCF". ZIM is a leading mobile application developer and service provider for the global two-way SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Office and ZIM SMS Mail, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.


This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding future events or the future performance of ZIM including, but not limited to, statements regarding expectations of revenue, cash balances, expense management and per share loss. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the possibility that the actual results could materially differ from what we estimate as a result of factors such as possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's historical losses, its limited operating history with SMS applications,



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the Corporation's reliance on wireless carriers to market and use our applications and services and any failure to successfully integrate acquired businesses. All forward-looking statements made in this press release are made as of the date hereof, and ZIM assumes no obligation to update the forward-looking statements included in this news release, other than as required by law. Please refer to ZIM's filings with the SEC, including its 10-KSB, 10-QSB and periodic reports filed on Form 8-K in 2004, for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.


For more information:

Jeremy Melhuish
Vice President, Communications and Marketing
ZIM
Text: +16138515144
Phone: 1-613-727-1397
E-mail: jmelhuish@zim.biz